Exhibit 99

Kentucky First Federal Bancorp
Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release February 8, 2011
Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

Kentucky First Federal Bancorp Announces Settlement of IRS Tax Issue

            Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company has reached a settlement with the Internal Revenue Service in the United States Tax Court allowing a $1.4 million deduction, that was previously disallowed by the Service.  The Company had filed a petition with the United States Tax Court claiming that the Company was entitled to a deduction related to payments it made with regard to stock options in March 2005.  The payments were coincident with the initial transactions which were executed for the creation of the Company and the joining of the business entities of the two subsidiary banks.  The Company recorded an additional $443,000 provision for income tax in the fiscal year ended June 30, 2009, in response to the preliminary results of the IRS audit.  The Company anticipates that the tax benefit from the court decision will be recognized in its statement of operations for the three-month period ending March 31, 2011.

The court decision, which was signed by Judge Robert P. Ruwe on February 3, 2011, states that the Company is entitled to a refund of $403,706 plus interest.  Tony D. Whitaker, in commenting about the court decision, said “we have always been confident in the validity of the deduction and are indeed thankful to have received a favorable decision from the court.”

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2010, the Company had approximately 7,745,703 shares outstanding of which approximately 61.0% was held by First Federal MHC.